Exhibit 99.1

Company Contact:                                  Investor Contact:
Gordon Sangster (gsangster@micruscorp.com)               Jody Cain (jcain@lhai.com)
Chief Financial Officer                               Bruce Voss (bvoss@lhai.com)
Micrus Endovascular Corporation                          Lippert/Heilshorn & Associates, Inc.
(408) 433-1400                                      (310)691-7100

MICRUS ENDOVASCULAR REPORTS 45% FISCAL SECOND QUARTER
REVENUE GROWTH

Conference Call Begins at 10:30 a.m. Eastern Time Today

SAN JOSE, Calif. (November 6, 2008) – Micrus Endovascular Corporation (Nasdaq: MEND) today reported financial results for the three and six months ended September 30, 2008.

Micrus reported record quarterly revenues for the second quarter of fiscal 2009 of $20.8 million, up 45% compared with revenues of $14.4 million for the second quarter of fiscal 2008.  Higher revenue in the second quarter of fiscal 2009 was primarily due to increased market penetration of the Cashmere™ microcoil system and an increase in distributor sales mainly in Japan and Latin America. Revenues from the Americas increased 35% to $11.4 million and revenues from Europe increased 9% to $6.0 million, both compared with the second quarter of fiscal 2008.  Revenues from Asia Pacific increased to $3.4 million from $0.4 million in the comparable quarter in the prior year, primarily due to sales of $3.0 million to the Company’s distributor in Japan resulting from the recent approvals of its stretch resistant and Cerecyte® microcoil product lines.

Fiscal Second Quarter and Recent Highlights
•	Launched Cerecyte and stretch resistant versions of the DeltaPaq™ microcoil system which is designed to achieve 10% to 20% greater intra-aneurysmal packing density than conventional microcoils.
•
Launched the Neuropath® guide catheter line, which combines robust proximal support with a highly flexible and visible tip facilitating atraumatic vascular access. Neuropath marks the Company’s entry into the guide catheter market and represents a 100% incremental revenue opportunity.

•
Received Shonin approval from the Ministry of Health, Labour and Welfare to market in Japan the Company’s Cerecyte® microcoil product line, including the MicruSphere®, Presidio®, HeliPaq® and UltiPaq® Cerecyte embolic coils.

•
Opened enrollment in the Vitesse Intracranial Stent Study for Ischemic Therapy (VISSIT) prospective, randomized IDE clinical trial designed to compare clinical outcomes for the treatment of intracranial ischemic stenosis between patients treated with Micrus’ Pharos™ Vitesse™ intracranial balloon-expandable stent and best medical therapy.  The Company is in the process of initiating study sites in the United States, Europe and China.

•
Reached a settlement with Boston Scientific Corporation (“Boston Scientific”) and The Regents of the University of California (the “Regents”) for patent cross-licenses between Micrus and Boston Scientific.

“We are pleased to report record quarterly revenues and significant growth both sequentially and year-over-year. We are also pleased with the reduction in our quarterly loss as it clearly underscores our focus on profitability,” said John Kilcoyne, Chairman and CEO of Micrus.  “Nearly one fourth of our sales in the quarter came from products introduced in the past 24 months, including contributions from our Neuropath guide catheter line launched in August and our DeltaPaq microcoil system introduced in September.  In addition to higher procedure volume in North America, we were able to leverage our new products to gain access to new accounts.”

Second Quarter Financial Results
Gross margin for the second quarter of fiscal 2009 was 73%, compared with 78% in the second quarter of fiscal 2008.  The decrease was primarily due to higher sales to distributors at lower margins primarily in Japan and Latin America.

Research and development expenses for the second quarter of fiscal 2009 were $2.9 million, compared with $2.6 million for the comparable prior-year period.  The increase was mainly due to increased personnel costs related to higher headcount.

Sales and marketing expenses for the second quarter of fiscal 2009 were $8.0 million, up from $7.1 million for the second quarter of fiscal 2008.  The increase was mainly due to increased personnel costs related to higher headcount in North America, Europe and Asia, and an increase in compensation resulting from higher sales.

General and administrative expenses for the second quarter of fiscal 2009 were $6.4 million, compared with $5.6 million for the comparable prior-year period.  The increase is primarily due to increased personnel costs related to higher headcount and an increase in stock-based compensation expense.

Other expense, net, of $0.7 million for the second quarter of fiscal 2009 was primarily based on losses from foreign exchange transactions. Other income, net, for the second quarter of the prior fiscal year totaled $0.3 million.

The net loss for the second quarter of fiscal 2009 was $2.7 million, or $0.17 per share on 15.7 million weighted-average shares outstanding, and included $1.6 million, or $0.10 per share, of non-cash stock-based compensation expense.  The net loss for the second quarter of fiscal 2008 was $3.0 million, or $0.20 per share on 15.4 million weighted-average shares outstanding, and included $1.1 million, or $0.07 per share, of non-cash stock-based compensation expense.

Year-to-Date Financial Results
For the six months ended September 30, 2008, revenues increased 26% to $39.1 million from $31.2 million in the comparable prior-year period, reflecting higher sales of microcoil products.  Operating expenses for the first half of fiscal 2009 were $37.9 million, compared with $30.1 million in the prior-year period. The increase is primarily due to the settlement costs of approximately $1.7 million in connection with the patent litigation with Boston Scientific and the Regents and legal fees of approximately $1.9 million primarily related to the DOJ monitorship and patent litigation, each of which has now concluded. Other expense, net, of $0.7 million for the six months ended September 30, 2008 was primarily based on losses from foreign exchange transactions. Other income, net, for the first six months of the prior fiscal year totaled $0.4 million.

The net loss for the six months ended September 30, 2008 was $9.3 million, or $0.60 per share on 15.7 million weighted-average shares outstanding.  The net loss included $3.1 million, or $0.20 per share, of non-cash stock-based compensation expense.  This compares with a net loss of $4.4 million, or $0.29 per share on 15.3 million weighted-average shares outstanding, in the comparable prior-year period.  The net loss for the six months ended September 30, 2007 included $2.2 million, or $0.14 per share, of non-cash stock-based compensation expense.

As of September 30, 2008, Micrus had cash and cash equivalents of $12.7 million, compared with $25.5 million as of March 31, 2008.  As of September 30, 2008, Micrus had stockholders’ equity of $43.2 million, working capital of $22.2 million and no long-term debt.

Fiscal Year 2009 Revenue Guidance
The Company affirms its expectation that fiscal year 2009 revenues will be between $78 million and $85 million, representing growth of 13% to 23%, compared with fiscal year 2008.

Conference Call
Micrus management will host an investment-community conference call today beginning at 10:30 a.m. Eastern time (7:30 a.m. Pacific time) to discuss these results and answer questions.  To participate in the call please dial (888) 803-8296 from the U.S., or (706) 679-0753 from outside the U.S.  Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company’s Web site at www.micruscorp.com.

A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 from the U.S., or (706) 645-9291 from outside the U.S., and entering reservation code 68104328. A webcast replay will be available for 30 days.

About Micrus Endovascular Corporation
Micrus develops, manufactures and markets implantable and disposable medical devices for use in the treatment of cerebral vascular diseases.  Micrus products are used by interventional neuroradiologists, interventional neurologists and neurosurgeons to treat both cerebral aneurysms responsible for hemorrhagic stroke and intracranial atherosclerosis, which may lead to ischemic stroke.  Hemorrhagic and ischemic stroke are both significant causes of death and disability worldwide.  The Micrus product line enables physicians to gain access to the brain in a minimally invasive manner through the vessels of the arterial system.  Micrus’ proprietary, three-dimensional microcoils automatically deploy within the aneurysm, forming a scaffold that conforms to a wide diversity of aneurysm shapes and sizes.  Micrus also sells access devices such as guide catheters, microcatheters and accessory products used in conjunction with its microcoils.  For more information, visit www.micruscorp.com.

Forward-Looking Statements
Micrus, from time to time, may discuss forward-looking information, including estimated fiscal 2009 revenues. Except for the historical information contained in this release, all forward-looking statements are predictions by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations.  Such factors include the risk of inconclusive or unfavorable clinical trial results, the Company’s ability to obtain, and the timing of, regulatory approvals and clearances for its products, product enhancements or future products, and other risks affecting the Company, including the Company’s limited operating history and history of significant operating losses, fluctuations in quarterly operating results, which are difficult to predict, the Company’s dependence on developing new products or product enhancements, challenges associated with complying with applicable state, federal and international regulations related to sales of medical devices and governing Micrus’ relationships with physicians and other consultants, the Company’s ability to compete with large, well-established medical device manufacturers with significant resources and other risks as detailed from time to time in risk factors and other disclosures in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008, and other filings with the Securities and Exchange Commission.  All forward-looking statements in this release represent the Company’s judgment as of the date of this release.  The Company disclaims, however, any intention or obligation to update forward-looking statements.

[Financial Tables to Follow]

MICRUS ENDOVASCULAR CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)
	Sept 30,	March 31,
	2008	2008

ASSETS
Current Assets:
Cash and cash equivalents	$12,690	$25,526
Accounts receivable, net	11,129	11,297
Inventories	11,814	11,495
Prepaid expenses and other current assets	1,732	1,570
Total current assets	37,365	49,888

Property and equipment, net	6,995	5,285
Goodwill	9,006	8,549
Intangible assets, net	6,280	7,153
Deferred tax assets	8	9
Other assets	486	1,448

Total assets	$60,140	$72,332

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$2,600	$3,680
Accrued payroll and other related expenses	6,498	7,930
Deferred tax liabilities	117	43
Accrued liabilities	5,904	9,431
Total current liabilities	15,119	21,084
Deferred tax liabilities	120	314
Other non-current liabilities	1,699	2,754
Total liabilities	16,938	24,152

Stockholders' Equity:
Common stock	157	156
Additional paid-in capital	124,124	119,897
Accumulated other comprehensive loss	(379)	(511)
Accumulated deficit	(80,700)	(71,362)
Total stockholders' equity	43,202	48,180

Total liabilities and stockholders' equity	$60,140	$72,332

MICRUS ENDOVASCULAR CORPORATION
Condensed Consolidated Statement of Operations
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended Sept 30,		Six Months Ended Sept 30,
	2008	2007	2008	2007

Revenues	$20,792	$14,362	$39,116	$31,152

Cost of goods sold	5,614	3,151	10,207	6,886

Gross profit	15,178	11,211	28,909	24,266

Operating expenses:
Research and development	2,877	2,617	5,850	4,582
Sales and marketing	7,961	7,145	16,079	13,655
General and administrative	6,364	5,626	15,926	11,902
Total operating expenses	17,202	15,388	37,855	30,139

Loss from operations	(2,024)	(4,177)	(8,946)	(5,873)

Interest income	80	351	190	711
Interest expense	-	(2)	(4)	(2)
Other income (expense), net	(681)	282	(683)	360
Loss before income taxes	(2,625)	(3,546)	(9,443)	(4,804)
Provision (benefit) for income taxes	111	(534)	(105)	(399)
Net loss	$(2,736)	$(3,012)	$(9,338)	$(4,405)

Net loss per share:
Basic and diluted	$(0.17)	$(0.20)	$(0.60)	$(0.29)

Weighted-average number of shares used in per share calculations:
Basic and diluted	15,668	15,388	15,645	15,339

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